Exhibit 99.1

NEWS RELEASE

CONTACT:	Atlantic Tele-Network, Inc.
Michael T. Prior
Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network, Inc. Reports Third Quarter Results

Third Quarter Highlights:

•                  Total revenue up 18% to $65.9 million

•                  Wireless revenue increased 41% to $42.9 million

•                  Operating income up 13% to $23.1 million, or 35% of revenue

•                  Net income increased 18% to $11.9 million, or $0.78 per diluted share

•                  Acquisition of Alltel properties continues to progress towards anticipated close

Salem, MA (October 29, 2009) – Atlantic Tele-Network, Inc. (NASDAQ: ATNI) today reported results for the third quarter and nine months ended September 30, 2009.

Third Quarter Financial Results

For the three months ended September 30, 2009, revenue was $65.9 million, 18% above the $55.9 million reported for the third quarter of 2008 and a 9% sequential increase over the second quarter of 2009’s revenue of $60.3 million.  Driving these revenue increases were 41% year-over-year and 18% sequential increases in the Company’s wireless revenue fueled by significant growth in the Company’s existing U.S. wireless business. The growth in wireless revenue more than offset the year-over-year and sequential decreases in international long distance revenue from the Company’s Guyana operations.

Despite incurring approximately $2.0 million in acquisition-related expenses associated with the Company’s pending acquisition of Alltel properties, third quarter 2009 operating income increased 13% over the third quarter of 2008 to $23.1 million from $20.4 million.

Net income attributable to ATN’s stockholders(1) was $11.9 million for the quarter compared to $10.1 million for the same period in 2008 and $9.6 million for the second quarter of 2009. On a per share basis, net income attributable to ATN’s stockholders increased 18% to $0.78 per diluted share from $0.66 per diluted share for last year’s third quarter and was up 24% from the $0.63 per diluted share earned in the second quarter of 2009.

(1) As a result of our adoption of Statement of Financial Accounting Standard No. 160, Non-Controlling Interests in Consolidated Financial Statements- an Amendment of ARB No. 51, the financial statement line item that had been entitled “Net income” under the previous reporting method is now entitled “Net income attributable to Atlantic Tele-Network, Inc. Stockholders.”

Commenting on the third quarter results, Michael T. Prior, Chief Executive Officer said, “This was another very strong quarter for ATN with double digit revenue, operating income and earnings growth as compared to last year.  Wireless revenue accounted for roughly two-thirds of our third quarter revenue, driven by a 60% increase in U.S. rural wireless revenue.  If you exclude expenses related to the pending Alltel acquisition, operating and net income would show even more robust gains as all of our operations remained tightly focused on controlling costs — allowing profit growth to keep pace with revenue growth. However, we expect the Alltel related expenses to continue to increase as we rapidly add headcount and other resources, and incur transactional expenses such as legal and accounting fees, through the anticipated close in the next two to three months.”

Update on Agreement to Acquire Alltel Properties

•                  On June 9, 2009 the Company announced a definitive agreement to acquire certain wireless assets from Verizon Wireless, which were part of Alltel Corporation prior to its acquisition by Verizon Wireless. Under the terms of the agreement, the Company will acquire wireless properties, including wireless spectrum licenses and network assets serving approximately 800,000 subscribers primarily in rural areas across Georgia, North Carolina, South Carolina, Illinois, Ohio and Idaho for approximately $200 million in cash. Initial expectations are for this transaction to add approximately $450 million in annual revenue and be accretive to the Company’s earnings upon completion. The acquisition is subject to customary closing conditions and regulatory approvals, including the receipt of required consents and approvals from the Department of Justice and the Federal Communications Commission.

•                  On September 30, 2009, the Company announced that Frank O’Mara, a former Executive Vice President of Alltel Communications has joined Atlantic Tele-Network as Chief Executive Officer of its newly-formed subsidiary, Atlantic Wireless Communications Corporation. O’Mara’s duties as CEO will include leading the transition and operation of the former Alltel Wireless properties, licenses and network assets that ATN contracted to acquire.

“As we have previously stated, this transaction will provide us with important revenue and geographic diversification,” Mr. Prior said. “Once completed, we expect to have well over one million retail subscribers in the U.S. and internationally and wireless revenue should account for more than 80% of our total revenues.  We recognize that we will face some significant challenges in undertaking this expansion, but as evidenced by our hire of Frank O’Mara to lead our U.S. retail wireless operations, we are confident that the people we are bringing on board will have the experience and insight to manage those risks.”

Third Quarter 2009 Operating Highlights

The following operating results for the quarter ended September 30, 2009 are compared against the same period in 2008 unless otherwise indicated.

Wireless Revenue

Wireless revenue increased 41%, to $42.9 million from $30.4 million. Our U.S. rural wireless business increased revenue by 60%, to $31.8 million from $19.9 million, benefiting from our ongoing investment in new base stations and the growth in recurring voice and data traffic. We ended the third quarter with a total of 564 base stations in our U.S. network, up from 396 base stations at the end of last year’s third quarter and 537 base stations at the end of the 2009 second quarter. Wireless revenue in Guyana increased by $0.1 million as compared to the prior year.  At the end of the third quarter, we had approximately 277,000 subscribers in Guyana, up from the 273,000 we had at the end of last year’s third quarter, and up from 266,000 as of the end of the 2009 second quarter.

Local Telephone and Data Revenue

Local telephone and data revenue increased 9% to $13.9 million compared to $12.8 million in 2008.  Local telephone and data revenue generated by our Guyana operations increased 8% to $8.1 million compared to $7.5 million in 2008, while access lines increased 6% to 144,000 from 136,000. Sovernet’s local telephone and data revenue increased 17%, to $4.8 million from $4.1 million in 2008, largely as a result of its acquisition of ION in August 2008.  Data revenue at our Virgin Islands subsidiary remained fairly stable as compared to the prior year.

International Long Distance Revenue

International long distance revenue, all of which is generated by our GT&T subsidiary, declined 23% to $9.1 million from $11.8 million in 2008.  We believe this decrease is a result of continued and considerable illegal bypass activities in the quarter resulting in lost revenue opportunities, as well as an overall reduction in call volume into Guyana attributable to the current difficult global economic environment.

Year-To-Date 2009 Results

For the nine months ended September 30, 2009, revenue was $182.2 million, up 20% from the $152.0 million reported for the same period in 2008. Operating income increased $3.9 million, or 7%, to $58.0 million for the nine months ended September 30, 2009 from $54.1 million for the same period in 2008, in part due to the inclusion of $4.7 million of operating losses at two early stage businesses acquired during the third quarter of 2008, for which results were not included in the first half of 2008.  Net income attributable to ATN’s stockholders(1) was $30.4 million for the nine months ended September 30, 2009, as compared to $28.2 million for the same period in 2008, an increase of $2.2 million or 8%.  On a per share basis, net income attributable to ATN’s stockholders(1) increased by 7% to $1.98 per diluted share from $1.85 per diluted share for the nine months ended September 30, 2008.

Conference Call Information

Atlantic Tele-Network will host a conference call tomorrow, Friday, October 30, 2009 at 11:00 a.m. Eastern Time (ET) to discuss its third quarter results for 2009.  The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer.  The dial-in numbers are US/Canada: (888) 661-5174 and International: (913) 312-1493.  A replay of the call will be available from 1:00 p.m. (ET) October 30, 2009 until 11:59 p.m. (ET) on November 6, 2009. The replay dial-in numbers are US/Canada: (888) 203-1112 and International: (719) 457-0820, access code 2465739.   Additionally, a live simulcast (listen only) will be available during the call at http://ir.atni.com.  A replay will be available on our website shortly after the conclusion of the call.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI) is a telecommunications company operating high quality digital wireless, wireline, and both terrestrial and submarine fiber optic networks in North America and the Caribbean. Its principal subsidiaries include: Commnet Wireless, LLC, which provides voice and data wireless roaming services for U.S. and international carriers in rural areas throughout the United States; Guyana Telephone & Telegraph Company, Ltd., which is the national telephone service provider for all local, long-distance and international services in Guyana, as well as a wireless service provider; Bermuda Digital Communications, Ltd., which is the leading provider of wireless voice and data services in Bermuda operating as Cellular One, and also an early-stage wireless provider in Turks & Caicos through its IslandCom subsidiary; Sovernet, Inc., which provides wireline voice and data services to businesses and homes in New England and high capacity communications network transport services in New York State through its ION subsidiary; and Choice Communications, LLC, which provides wireless broadband services in the U.S. Virgin Islands.

Cautionary Language Concerning Forward-Looking Statements

This news release contains forward-looking statements relating to, among other matters, the future financial performance and results of operations of the Company; the proposed transaction with Verizon Wireless, including whether the transaction will be completed and, if so, the expected timetable for such completion and the expected benefits of the transaction; demand for our services and industry trends; the pace of our network expansion and improvement, including our realization of the benefits of these investments; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results. Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) the ability of ATN to secure financing for the balance of the purchase price of the Alltel acquisition, which is dependent on market conditions; there can be no assurances that such financing will be available to ATN at all or on terms that are favorable to ATN; (2) the ability of ATN to operate a retail wireless business and integrate these operations into its existing operations; (3) the ability to receive the requisite regulatory consents and approvals to consummate the transaction; (4) the general performance of the acquired Alltel operations; (5) significant political and regulatory risk facing our exclusive license to provide local exchange and international voice and data services in Guyana; (6) any significant decline in the price or volume, including bypass activities, of international long distance calls to Guyana; (7) the regulation of rates that GT&T may charge for local wireline telephone service; (8) significant tax disputes between GT&T and the Guyanese tax authorities; (9) the derivation of a significant portion of our U.S. wireless revenue from a small number of customers and the extent to which our wholesale customers build or acquire overlapping networks; (10) our ability to maintain favorable roaming arrangements, including the rates Commnet charges its wholesale customers; (11) the current global economic recession, along with difficult and volatile conditions in the capital and credit markets; (12) increased competition; (13) economic, political and other risks facing our foreign operations; (14) regulatory changes affecting our businesses; (15) the loss of certain FCC licenses; (16) rapid and significant technological changes in the telecommunications industry; (17) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (18) any loss of any key members of management; (19) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (20) dependence of our wireless and wireline revenue on the reliability and performance of our network infrastructure; (21) the occurrence of severe weather and natural catastrophes; and (22) our ability to realize the value that we believe exists in businesses that we acquire. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, which are on file with the SEC. The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	September 30, 2009	December 31, 2008
Assets:
Cash and Cash Equivalents	$95,442	$79,665
Other Current Assets	45,563	51,656

Total Current Assets	141,005	131,321

Fixed Assets, net	207,647	198,230
Goodwill and Other Intangible Assets, net	76,960	76,351
Other Assets	13,644	13,919

Total Assets	$439,256	$419,821

Liabilities and Stockholders’ Equity:
Current Liabilities	$49,459	$47,912

Long Term Debt	72,811	73,311
Other Liabilities	35,188	36,938

Total Liabilities	157,458	158,161

Stockholders’ Equity	281,798	261,660

Total Liabilities and Stockholders’ Equity	$439,256	$419,821

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenue:
Wireless	$42,880	$30,388	$111,120	$74,927
Local Telephone and Data	13,918	12,807	40,471	37,321
International Long Distance	9,133	11,794	29,412	36,736
Other Revenue	11	919	1,200	2,968

Total Revenue	65,942	55,908	182,203	151,952

Operating Expenses:
Termination and Access Fees	11,250	9,612	32,583	25,544
Internet and Programming	422	869	1,609	2,631
Engineering and Operations	6,519	6,431	20,976	18,217
Sales, Marketing and Customer Services	4,073	3,123	11,473	8,741
General and Administrative	8,694	7,228	26,290	19,902
Acquisition-Related Charges	2,072	—	2,479	59
Depreciation and Amortization	9,763	8,289	28,756	22,790

Total Operating Expenses	42,793	35,552	124,166	97,884

Operating Income	23,149	20,356	58,037	54,068

Other Income (Expense):
Interest Income (Expense), net	(874)	(389)	(2,519)	(727)
Other Income	13	(4)	49	364

Other Income (Expense), net	(861)	(393)	(2,470)	(363)

Income Before Income Taxes	22,288	19,963	55,567	53,705
Income Taxes	9,919	8,538	24,217	22,570

Income Before Equity in Earnings of Unconsolidated Affiliates	12,369	11,425	31,350	31,135
Equity in Earnings of Unconsolidated Affiliates	—	—	—	735
Net Income	12,369	11,425	31,350	31,870
Less: Net Income Attributable to Non-Controlling Interests, net of tax	(433)	(1,286)	(976)	(3,659)

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders	$11,936	$10,139	$30,374	$28,211

Net Income Weighted Average Per Share Attributable to Atlantic Tele-Network, Inc. Stockholders
Basic	$0.78	$0.67	$1.99	$1.85
Diluted	$0.78	$0.66	$1.98	$1.85
Weighted Average Common Shares Outstanding
Basic	15,237	15,203	15,233	15,216
Diluted	15,398	15,266	15,304	15,281

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Nine Months Ended September 30,
	2009	2008

Net Income	$31,350	$31,870
Depreciation and Amortization	28,756	22,790
Change in Working Capital	7,588	(17,883)
Other	3,107	2,845

Net Cash Provided by Operating Activities	70,801	39,622

Capital Expenditures	(40,273)	(34,611)
Acquisitions of Businesses, Net of Cash Acquired	(24)	(23,052)
Other	(647)	4,669

Net Cash Used in Investing Activities	(40,944)	(52,994)

Increase in Long-Term Debt, Net	—	24,812
Dividends Paid on Common Stock	(8,221)	(7,293)
Distributions to Non-Controlling Interests	(5,546)	(2,159)
Other	(313)	(860)

Net Cash Used in Financing Activities	(14,080)	14,500

Net Change in Cash and Cash Equivalents	15,777	1,128

Cash and Cash Equivalents, Beginning of Period	79,665	71,173

Cash and Cash Equivalents, End of Period	$95,442	$72,301